Exhibit 99.1

FOR IMMEDIATE RELEASE

ISSI Completes Tender Offer for Chingis Technology Corporation

San Jose, Calif., September 17, 2012 /PRNewswire/—Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today announced that it has successfully completed its previously announced tender offer for Chingis Technology Corporation (“Chingis”) for cash consideration of $34 million, or $15 million net of the approximately $19 million in cash on Chingis’ balance sheet. Chingis shares representing 94.1% of total Chingis shares outstanding were successfully tendered. Chingis will now operate as a subsidiary of ISSI, and its results will be reported by ISSI on a consolidated basis beginning September 14, 2012. In conjunction with the completion of the transaction, ISSI has added approximately 72 of Chingis’ employees in Taiwan, China, Korea and the United States.

Founded in 1995, Chingis provides a variety of NOR flash memory technologies used in standalone and embedded applications with more than 80 worldwide patents and patents pending. Chingis has offices in Taiwan, Korea, China and the United States. For the year ended December 31, 2011, Chingis reported annual revenue of $39.6 million and net income of $2.6 million.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, medical, and military, and (iv) digital consumer. The Company’s primary products are high speed and low power SRAM and low and medium density DRAM. With its acquisition of Chingis, ISSI designs and markets a variety of NOR flash memory technologies used in standalone and embedded applications. ISSI also designs and markets high performance analog and mixed signal integrated circuits. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com/.

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CONTACTS:

John M. Cobb

Chief Financial Officer

Integrated Silicon Solution, Inc.,

(408) 969-6600

ir@issi.com

Leanne K. Sievers

EVP, Investor Relations

Shelton Group

(949) 224-3874

lsievers@sheltongroup.com